ENTRÉE SURVEYS OUTLINE GEOPHYSCIAL ANOMALIES AT BAYAN OVOO

Vancouver, B.C., Monday, March 7, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée” or the “Company”) announces that Induced Polarization (“IP”), gravity and magnetometer surveys over the Bayan Ovoo prospect have outlined geophysical anomalies coincidental with the previously identified copper-silver-gold system (November 11, 2004). The Bayan Ovoo prospect is situated on 100% owned Entrée ground, outside the Project Property as defined in the Entrée-Ivanhoe Earn-In and Equity Participation Agreement announced in October 2004.

These surveys were completed over a six kilometer by three kilometer grid that includes a one square kilometer area hosting previously reported rock samples highly anomalous in copper, silver and gold. Twenty out of 111 selected rock samples returned copper values in excess of 1% with an additional 22 returning values between 0.1% and 1% copper. In addition, one sample yielded 360 g/t (10.5 oz/t) silver and 1.47 g/t (0.043 oz/t) gold and 14 samples yielded in excess of 10 g/t (0.30 oz/t) silver.

The results of the IP survey have identified a broad, 4+ kilometer long easterly trending chargeability anomaly within a valley immediately north of the area of anomalous copper-silver-gold samples. Two chargeability highs within this belt are directly coincidental with areas of altered felsic volcanics. Magnetic lows occur adjacent to the two prominent chargeability anomalies, which suggest magnetite-destructive hydrothermal alteration. A gravity high is sub-parallel to and occurs along the northern margin of the broad IP chargeability high.

This valley hosts two large satellite image anomalies which are largely coincident with felsic volcanics and intrusives that occur within a larger area of basalts and andesites. Spectral analysis of these color anomalies suggests the presence of silica and advanced argillic alteration. Petrographic and PIMA analyses have confirmed the presence of silica, allunite and clays.

“The Bayan Ovoo showing is rapidly advancing towards the drill stage,” said Greg Crowe, Entrée’s President and CEO. “These geophysical surveys, in conjunction with the presence of altered felsic volcanics and intrusives, confirm the valley as a prime area for potentially hosting buried copper-silver-gold mineralized systems.”

Soil samples were collected over a portion of the grid in 2004 and the remaining portion of the grid is currently being sampled. In addition, a deep probing IP and magnetotelluric (“MT”) survey will be completed to examine and define these systems to depth. The results from the soil, IP and MT surveys will aid in the better definition of drill targets.

“The recent identification of a significant mineralized system at Bayan Ovoo highlights the potential of the approximately 140,000 hectares of 100% owned Entrée ground that is outside the Project Property,” explained Mr. Crowe. “Only a small percentage of the 140,000 hectares has been examined and we propose to target this vast area with reconnaissance exploration in 2005.”

Entrée’s Bayan Ovoo showing lies in the far western portion of Lookout Hill, approximately 60 kilometers west of the Copper Flats area, as illustrated in the “Tenure and Showings Map” (http://www.entreegold.com/properties_g.html) on the corporate website.

Exploration in Mongolia is under the supervision of Robert Cann, P.Geo., Entrée’s Exploration Manager and a qualified person as defined by National Instrument 43-101. Mr. Cann is responsible for the preparation of technical information in the Company’s news releases. All rock samples are prepared and analyzed by SGS Mongolia LLC (formerly SGS Analabs) of Ulaanbaatar, Mongolia. Randomly selected pulps and all soil samples are submitted to Acme Analytical Laboratories of Vancouver, British Columbia for check assaying and analytical work.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains 100% royalty-free interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mines Ltd.’s (Ivanhoe’s) 8,500 hectare Turquoise Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn an interest in an area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property. Ivanhoe commenced drilling on the potential northerly extension of the Hugo Dummett Deposit onto Lookout Hill in February 2005. The Company is a Tier 1 listed company with its shares trading on the TSX Venture Exchange under the symbol “ETG”.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This News Release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the Company’s belief that the results indicate the presence of a copper-gold-silver system exists and that the soil and IP surveys may aid in the better definition of more precise drill exploration targets.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.